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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


We consent to the inclusion in this Registration Statement/Prospectus of First Shares Bancorp, Inc. on Form SB-2 of our report, dated January 14, 2000 except for Note 1 with respect to the equity transaction, as to which the date is February 25, 2000, on the consolidated balance sheets as of December 31, 1999 and 1998 of First Shares Bancorp, Inc. and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999, and to the reference to us under the heading of "experts" in the Prospectus, which is included in this Registration Statement.



                                              /s/ Crowe, Chizek and Company LLP

                                              Crowe, Chizek and Company LLP


June 2, 2000
Indianapolis, Indiana